UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2014

ZOLTEK COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Missouri	0-20600	43-1311101
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification
organization)		Number)

3101 McKelvey Road
St. Louis, Missouri		63044
(Address of principal executive offices)		(Zip Code)

(314) 291-5110

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

__________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 28, 2014, Zoltek Companies, Inc. (the “Company”) completed the merger contemplated by the Agreement and Plan of Merger, dated as of September 27, 2013 (the “Merger Agreement”), by and among the Company, Toray Industries, Inc., a Japanese kabushiki kaisha (“Parent”), and TZ Acquisition Corp., a Missouri corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Under the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

At the effective time of the Merger (the “Effective Time”), each outstanding share of the Company’s common stock (other than any shares owned by the Company, Parent, Merger Sub or any of their respective subsidiaries) was converted into the right to receive $16.75 in cash, without interest and less any applicable withholding taxes. Also at the Effective Time, each outstanding option to purchase shares of the Company’s common stock, whether or not vested or exercisable, became fully vested and exercisable and was cancelled and converted into the right to receive an amount in cash equal to product of the total number of shares of common stock issuable upon exercise of the option multiplied by the amount, if any, by which $16.75 exceeds the exercise price per share under the option, without interest and less any applicable withholding taxes. The total amount of consideration paid in connection with the Merger was approximately $584 million. No shareholder of the Company exercised appraisal rights in connection with the Merger. Parent funded the merger consideration with existing cash on hand and borrowings under its credit facility.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2013, and which is incorporated herein by reference.

On February 28, 2014, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Immediately following the closing of the Merger, the Company notified the Nasdaq Global Select Market (“Nasdaq”) that the Merger had been completed and requested that trading of the Company’s common stock on Nasdaq be suspended after the close of trading on February 28, 2014. The Company also requested that Nasdaq file with the SEC a notification of removal from listing on Form 25 to delist and deregister the Company’s common stock under Section 12(b) of Securities Exchange Act of 1934, as amended (the “Exchange Act”). Nasdaq has advised the Company that on February 28, 2014, it filed the Form 25 with the SEC. Promptly after the Form 25 becomes effective, the Company intends to file a Form 15 with the SEC to deregister its common stock under Section 12(g) of the Exchange Act and to suspend the reporting obligations of the Company under Sections 13 and 15(d) of the Exchange Act.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Items 2.01, 3.01 and 5.03 is incorporated herein by reference.

Item 5.01	Change in Control of Registrant.

As a result of the Merger, the Company became a wholly-owned subsidiary of Parent. The information set forth in Item 2.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger and as contemplated by the Merger Agreement, each of the members of the Company’s Board of Directors resigned effective as of the Effective Time. Under the Merger Agreement, each of the directors of Merger Sub immediately prior to the Effective Time, became the directors of the Surviving Corporation following the Effective Time. Immediately following the Effective Time, Zsolt Rumy and George E. Husman were also appointed to the Surviving Corporation’s Board of Directors.

Item 5.03	Amendments to the Articles of Incorporation or Bylaws.

At the Effective Time, pursuant to the Merger Agreement, the Company’s Articles of Incorporation were amended and restated to read in its entirety as provided for in the Merger Agreement (the “Amended and Restated Articles of Incorporation”).

Also, pursuant to the Merger Agreement, at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, became the bylaws of the Company, as the surviving corporation in the Merger (the “Bylaws”).

The foregoing descriptions of the Amended and Restated Articles of Incorporation and the Bylaws are not complete and are subject to and qualified in their entirety by reference to the Amended and Restated Articles of Incorporation and the Bylaws, copies of which are attached as Exhibit 3.1 and Exhibit 3.2, respectively, hereto and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired. Not applicable.
(b)	Pro forma financial information. Not applicable.
(c)	Shell company transactions. Not applicable.
(d)	Exhibits. See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:     February 28, 2014

ZOLTEK COMPANIES, INC.

By:	/s/ Andrew W. Whipple
Andrew W. Whipple
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*

Agreement and Plan of Merger dated as of September 27, 2013, by and among Zoltek Companies, Inc., Toray Industries, Inc. and TZ Acquisition Corp., incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Zoltek Companies, Inc. on September 27, 2013

3.1	Amended and Restated Articles of Incorporation of the Company, dated February 28, 2014

3.2	Bylaws of the Company, dated February 28, 2014

99.1	Press Release, dated February 28, 2014

* Exhibits and schedules to the Agreement and Plan of Merger have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request.